Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:
[    ]   Preliminary Proxy Statement   [   ]  Confidential, for Use of the
                                              Commission Only (as permitted
                                              by Rule 14a-6(e)(2))
[ X  ]    Definitive Proxy Statement
[    ]    Definitive Additional Materials
[    ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
          240.14a-12

BRENTON BANKS, INC.
(Name of Registrant as Specified In Its Charter)

__________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X  ]  No fee required.
[    ]  Fee computed on table below per Exchange Act Rules 14a-6(i)
        (4) and 0-11.

        1)   Title of each class of security to which transaction applies:
           ________________________________________________________________

        2)   Aggregate number of securities to which transaction applies:
          _________________________________________________________________

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          _________________________________________________________________

        4)   Proposed maximum aggregate value of transaction:
          _________________________________________________________________

        5)   Total fee paid:
          _________________________________________________________________

[   ]    Fee paid previously with preliminary materials.
[   ]    Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offset fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)   Amount Previously paid:
          _________________________________________________________________

         2)   Form, Schedule or Registration Statement No.:
          _________________________________________________________________

         3)   Filing Party:
          _________________________________________________________________

         4)   Date Filed:
          _________________________________________________________________

BRENTON BANKS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 1998

DES MOINES, IOWA

TO THE STOCKHOLDERS OF BRENTON BANKS, INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of Brenton Banks, Inc., which will be held at the West Des Moines Marriott Hotel, 1250 74th Street, West Des Moines, Iowa, on Wednesday, May 20, 1998, at 5:00 p.m., for the following purposes:

1. To elect a Board of Directors to serve until the next Annual Meeting and until their successors are elected and have qualified;

2. To vote upon a proposal to approve KPMG Peat Marwick LLP as independent auditors for Brenton Banks, Inc. for the year 1998; and

3. To transact any other business which may properly come before the meeting.

In addition, we will report to you on the business and affairs of the Company for 1997. The 1997 annual report and appendix to the proxy statement, including financial statements, are enclosed for your information.

The close of business on March 13, 1998, has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be maintained at the offices of Brenton Banks, Inc. at Capital Square, 400 Locust, Des Moines, Iowa 50309, during the ten-day period preceding the Annual Meeting.

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. Prompt return of your proxy will be appreciated. Your vote is important no matter how many shares you own. We hope you will be able to attend the meeting in person.

Des Moines, Iowa


March 30, 1998




                             C. Robert Brenton
                             Chairman of the Board

BRENTON BANKS, INC.

CAPITAL SQUARE, 400 LOCUST, DES MOINES, IOWA 50309




PROXY STATEMENT


ANNUAL MEETING OF STOCKHOLDERS TO BE HELD


MAY 20, 1998

     This proxy statement is being mailed to the shareholders of Brenton Banks, Inc. on March 30, 1998. The proxy statement is furnished in connection with the solicitation by the Board of Directors of Brenton Banks, Inc. of proxies for use at the Annual Meeting of Stockholders of Brenton Banks, Inc. to be held on May 20, 1998, and any adjournments thereof (the "Proxy Statement"). The Bylaws of Brenton Banks, Inc. provide that the Annual Meeting of Stockholders is to be held on May 6, 1998. However, the Annual Meeting of Stockholders of Brenton Banks, Inc. is adjourned until May 20, 1998.

     The close of business on March 13, 1998, has been fixed as the record date for determination of the stockholders of Brenton Banks, Inc. who are entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 17,340,626 outstanding shares of Common Stock of Brenton Banks, Inc. Each of these shares is entitled to one vote at the Annual Meeting. Only stockholders of record on the books of Brenton Banks, Inc. as of the record date will be entitled to vote at the Annual Meeting or any adjournments thereof.

     Any stockholder giving a proxy is empowered to revoke it at any time before it is exercised. A proxy may be revoked by filing a written revocation or a duly-executed proxy bearing a later date with the Secretary of Brenton Banks, Inc. (the "Parent Company"). Any stockholder may still attend the meeting and vote in person, regardless of whether the stockholder has previously given a proxy, but presence at the meeting will not revoke the stockholder's proxy unless the stockholder votes in person.


PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth, as of March 13, 1998, information as to (a) the only persons who were known by the Parent Company to own beneficially more than 5 percent of the outstanding Common Stock (the only voting securities) of the Parent Company, and (b) the number of shares of such Common Stock beneficially owned by all executive officers and directors as a group:

                                                                              Of such beneficial ownership,
                                                                              amounts to which the
                                        Beneficial Ownership                  beneficial owner has:
                                        __________________________________    ________________________________
                                                                               Sole Voting       Shared Voting
  Name and Address of                   Shares Beneficially       Percent     and Investment    and Investment
    Beneficial Owner                      Owned (1)(2)(3)         of Class         Power             Power
  ___________________                     _______________         ________         _____             _____

William H. Brenton                      3,377,276                 19.44%      1,084,970         2,292,306
Capital Square
400 Locust
Des Moines, IA 50309

C. Robert Brenton                       3,282,992                 18.89%        879,988         2,403,004
Capital Square
400 Locust
Des Moines, IA 50309

Junius C. Brenton                       3,498,896                 20.14%        966,232         2,532,664
Capital Square
400 Locust
Des Moines, IA 50309

Jane Eddy                               1,113,456                  6.41%        384,924           728,532
2908 Forest Drive
Des Moines, IA 50312

Carolyn O'Brien                         1,248,338                  7.18%        397,720           850,618
301 Tonawanda Drive
Des Moines, IA 50312


All executive officers and directors    5,955,912 (4)(5)          34.27%      3,143,220 (4)(5)  2,812,692 (5)
as a group (16 persons including
William H. Brenton, C. Robert
Brenton and Junius C. Brenton)

(1)  For purposes of this proxy statement, beneficial ownership is deemed to include stock owned (a) personally by the individual or as custodian for minor children; (b) by the spouse or children of the individual having the same home as the individual or being supported by the individual; (c) by any trust in which the individual has or shares voting power or investment power over the securities; and (d) by any foundation or corporation in which the individual has or shares voting power or investment power over the securities.
(2)  The number of shares which are beneficially owned by each of the individuals listed above and which are also listed as beneficially owned by another person(s) listed in the above table are as follows:  William H. Brenton -
     2,244,378 shares; C. Robert Brenton - 2,244,378 shares; Junius C. Brenton - 2,244,378 shares; Jane Eddy - 692,358 shares; and Carolyn O'Brien - 692,358 shares.
(3)  The registrant knows of no shares with respect to which any listed individual or group has the right to acquire beneficial ownership, except as noted in Footnote (4) below.
(4)  Amount includes vested options for the purchase of the Parent Company's Common Stock pursuant to the 1987 Non-
     Qualified Stock Option Plan in the following amount: one member of the executive officers and directors group -
     36,300 shares.
(5)  Adjusted to eliminate multiple counting of shares beneficially owned by two or more persons.  With respect to shares beneficially owned by individual directors who are nominees, see "Election of Directors".

I.  ELECTION OF DIRECTORS

     The Parent Company's Bylaws provide that the number of persons serving on the Board of Directors shall not be less than five and not more than eleven. The normal terms for persons elected as directors is until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED
BELOW.

     Proxies in the accompanying form will be voted FOR the election of these individuals, unless authority to vote is withheld on the proxy. If any nominee or nominees shall become unavailable for election, it is intended that the proxies will be voted for the election of the substitute nominees as the Board of Directors may propose. Any stockholder has the option to withhold authority to vote for all nominees for directors, or to withhold authority to vote for individual nominees for directors. The effect on the election of directors of casting votes against nominees or of withholding authority to vote for nominees is that the stockholder is considered present at the meeting and considered for meeting quorum requirements, but the vote is not a vote in favor of the nominee for purposes of determining whether the nominee has received the favorable vote of a majority of shares present at the meeting needed for election. Information about the nominees as of March 13, 1998, is set forth below:




NOMINEES
                                                                         Has Served       Shares Beneficially
                                 Position with the Parent Company       as a Director         Owned as of      Percent
       Name               Age      and/or Principal Occupation              Since           March 13, 1998     of Class
       ____               ___      ___________________________              _____           ______________     ________

C. Robert Brenton         67     Chairman of the Board
                                 Brenton Banks, Inc.                        1960          3,282,992 (1)        18.89%

William H. Brenton        73     Director
                                 Brenton Banks, Inc.                        1957          3,377,276 (1)        19.44%

Junius C. Brenton         63     Director
                                 Brenton Banks, Inc.                        1969          3,498,896 (1)        20.14%

Robert L. DeMeulenaere    58     President and Chief Executive Officer
                                 Brenton Banks, Inc.                        1994             52,300 (2)        less than
                                                                                                                   1%

Gary M. Christensen       54     President and Chief Executive
                                 Officer, Pella Corporation                 1995                --                 --

Robert J. Currey          52     President                                  1998                --                 --
                                 21st Century Telecom Group, Inc.


(1)  See "Principal Holders of Voting Securities".  William H. Brenton, C. Robert Brenton and Junius C. Brenton
     are control persons of Brenton Banks, Inc. by virtue of their stock ownership.
(2)  Mr. DeMeulenaere has sole voting and investment power over 47,694 shares, and shared power over 4,606 shares.

     3

     In addition to the positions listed above, the nominees were employed in the following capacities during the past five years. C. Robert Brenton served as Chairman of Brenton Bank from October 1995 to November 1997. William H. Brenton served as Chairman of Executive Committee and Vice Chairman of the Board of the Parent Company through December 1994. Junius
C. Brenton served as President of the Parent Company from May 1990 to January 1994. Robert L. DeMeulenaere served as Senior Vice President of the Parent Company and CEO of Brenton Bank and Trust Company of Cedar Rapids from August 1990 through January 1994. Gary M. Christensen served as Senior Vice President of Marketing and Sales for Pella Corporation from November 1990 through December 1993 and President and Chief Operating Officer for Pella Corporation through January 1996. Robert J. Currey served as President for Consolidated Communications Inc. (CCI) from March 1990 through September 1997 and subsequent to the acquisition of CCI served as Group President, Telecommunications Services for McLeodUSA Incorporated from October 1997 through February 1998.

     None of the nominees, current directors or executive officers of the Parent Company are related except William H. Brenton, C. Robert Brenton and Junius C. Brenton, who are brothers.

     All loans made by the Parent Company's affiliated banks to directors, nominees, executive officers and associates of such persons were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

     None of the above nominees hold a directorship in any other company with a class of securities registered pursuant to Section 12 or subject to
Section 15(d) of the Securities Exchange Act or registered as an investment company under the Investment Company Act of 1940 except C. Robert Brenton, who is a director of Pioneer Hi-Bred International, Inc. and Robert J. Currey, who is a director of McLeodUSA Incorporated.

     The Audit Committee was comprised of R. Dean Duben, Arlen D. Schrum and Hubert G. Ferguson, with John C. Eddy and William H. Brenton as consulting members. R. Dean Duben, Hubert G. Ferguson and William H. Brenton are also members of the Board of Directors of Brenton Banks, Inc. Arlen D. Schrum is a member of the regular Board of Directors of Brenton Bank and John C. Eddy is a member of the advisory Board of Directors of the Des Moines market. The Audit Committee oversees the functions of the internal audit department; examines the services performed for Brenton Banks, Inc. and its subsidiaries (the "Company") by the Company's independent auditors; approves or disapproves their services and considers the effect of their services on the independence of the auditors; and performs such other functions as the Board of Directors shall from time to time assign to it. During 1997, the Audit Committee met twice.

     The Compensation Committee, which sets and/or confirms the salaries of executive officers consisted of Gary M. Christensen, William H. Brenton, and Junius C. Brenton for 1997. During 1997, the Compensation Committee met once. See the Compensation Committee Report on page 8.

     Although the Board of Directors has no standing Nominating Committee, the Board met once during January 1998 for the purpose of naming nominees for the Board of Directors and has selected R. Dean Duben to report to the stockholders at the Annual Meeting on the nominees recommended by the Board of Directors. The Board will consider nominations for the Board of Directors submitted by stockholders to the Secretary of the Parent Company at least one hundred and twenty days prior to the Annual Meeting of Stockholders. In accordance with the Parent Company's Bylaws, no nominations for the Board of Directors will be considered or voted on at the Annual Meeting of Stockholders unless submitted in writing to the Secretary of the Parent Company at least five days prior to the Annual Meeting.

     During 1997, the Board of Directors held twelve meetings, including six regular meetings, four dividend declaration meetings and two special meetings. During 1997, each of the incumbent directors who are nominees for the Board of Directors attended at least 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which the nominee served.

     R. Dean Duben and Hubert G. Ferguson are resigning from the Board of Directors as they desire less business involvement in retirement. The Company wishes them the best in retirement and thanks them for their contribution and value they provided for their years of service.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities and Exchange Act of 1934 requires the executive officers, directors and shareholders holding more than ten percent of the Company's common stock to file reports reflecting their ownership of stock and any changes in ownership with the Securities and Exchange Commission. Copies of the reports filed with the Securities and Exchange Commission are delivered to the Company. Based upon the Company's review of the forms and upon representations from the individuals that no year-end filings are necessary, except as noted below, the Company believes that all filing requirements under Section 16 were made by all of the Company's officers, directors and shareholders holding more than ten percent of the Company's common stock. During 1997, the Company failed to timely file a Form 4 provided to it by Larry A. Mindrup and improperly reported a gift from Woodward G. Brenton to his children. These omissions have been corrected by the filing of Form 5's reporting the omissions. Brenton Banks, Inc. undertakes to make the filings on behalf of its executive officers and directors and has procedures to assure that filing requirements are met.


EXECUTIVE COMPENSATION

     The following sets forth information on the annual and long-term compensation paid or accrued by the Company for services rendered in 1997, 1996 and 1995 of those persons who are the Chairman of the Board, President and the three most highly compensated officers of the Company.

Summary Compensation Table

                                              Annual Compensation                  Long Term Compensation
                                     __________________________________  _________________________________

                                                                                 Awards            Payouts
                                                                         _______________________   _______

                                                                                     Securities
                                                          Other Annual  Restricted   Underlying    LTIP      All Other
Name and Current Principal                                Compensation     Stock      Options/    Payouts  Compensation
         Position           Year   Salary ($)  Bonus ($)       ($)      Award($)(4)   SARS (#)    ($)(5)        ($)
         ________           ____   __________  _________  ____________  __________    ________    _______  ____________

C. Robert Brenton           1997    189,800    71,175        --            --            --          --     129,030(6)
  Chairman of the Board     1996    189,800    45,903        --            --           48,400       --     129,218(7)
                            1995    172,388      --        19,181(1)       --            --          --     137,147(8)

Robert L. DeMeulenaere      1997    189,800    71,175        --            --            --       470,248    11,550(9)
  President and Chief       1996    189,800    45,903        --            --          169,400       --      10,062(9)
  Executive Officer         1995    150,000      --          --          65,196          --          --       9,948(9)

Larry A. Mindrup            1997    169,800    63,675        --            --            --       339,643    11,550(9)
  President/Chief Banking   1996    165,800    41,066        --            --          108,900       --      37,343(10)
    Officer                 1995    156,250    40,000      20,963(2)     47,071          --          --      10,799(9)
  Brenton Bank*

Phillip L. Risley           1997    156,100    58,538        --            --            --       382,239    11,550(9)
  Executive Vice President/ 1996    156,100    37,753        --            --          108,900       --      10,859(9)
  Chief Administrative      1995    146,300      --        16,305(3)     52,979          --          --      11,150(9)
    Officer
  Brenton Bank*

Norman D. Schuneman         1997    139,800    52,425        --            --            --       337,812    11,550(9)
  Chief Credit Officer      1996    137,600    33,811        --            --           60,500       --       9,553(9)
  Brenton Bank*             1995    129,308      --          --          47,852          --          --       9,002(9)

                                          * A Subsidiary of the Parent Company

(1)  Includes payments of $10,181 and $4,800 for excess insurance coverage and automobile allowance.
(2)  Includes a payment of $11,935 made to Mr. Mindrup in connection with his relocation from Ames, Iowa, to Des Moines,
     Iowa.
(3)  Includes payments of $7,178 and $7,555 to or on behalf of Mr. Risley for automobile allowance and club memberships.
(4)  The restricted stock awards are a part of the Company's Long-Term Incentive Stock Compensation Plan.  Under the
     terms of the restricted stock grant, an individual receiving a grant must be continuously employed by the Company for three fiscal years beginning in the year of the grant for the restricted stock to vest, unless vested prior to this date due to death, disability, retirement or change in control of the Company.  No dividends are paid on the restricted stock. The market value per share of the restricted stock on the date of grant was $7.49 for the 1995 grant, after restatement for stock dividends and the 2-for-1 stock split effective February 10, 1998.  Robert L.
     DeMeulenaere was granted 8,705 restricted shares for the year 1995.  The market value of Mr. DeMeulenaere's restricted stock holdings was $170,874 based on the closing price at December 31, 1997.  Larry A. Mindrup was granted 6,285 restricted shares for the year 1995.  The market value of Mr. Mindrup's restricted holdings was
     $123,369 based on the closing price at December 31, 1997.  Phillip L. Risley was granted 7,074 restricted shares for the year 1995.  The market value of Mr. Risley's restricted holdings was $138,856 based on the closing price at
     December 31, 1997.  Norman D. Schuneman was granted 6,253 restricted shares for the year 1995.  The market value of
     Mr. Schuneman's restricted stock holdings was $122,752 based on the closing price of December 31, 1997.  The restricted stock awards vested on December 31, 1997.
(5)  The LTIP payouts consist of performance stock awards which are a part of the Company's Long-Term Incentive Stock
     Compensation Plan.  Under the terms of the 1995 performance stock grant, the performance shares vested in accordance with a performance vesting schedule tied to the financial performance of the Company for the three-year period ended December 31, 1997.  The maximum potential benefit available to an individual was 150 percent of the performance stock granted, with amounts in excess of 100 percent to be paid in cash to the individual.  Based on financial results for the three-year performance period ended December 31, 1997, 150 percent of the performance shares granted were vested and the amounts above represent the value of vested shares and cash to be paid.
(6)  Includes life insurance premium payments made on behalf of Mr. Brenton in the amount of $114,000, which will be repaid to the Company upon the termination of such insurance policies.  The Company expensed $29,211 in connection with the payment of the premiums.  This amount also includes contributions of $11,550 toward qualified retirement plans and $3,480 of director fees paid by affiliated banks.
(7)  Includes life insurance premium payments made on behalf of Mr. Brenton in the amount of $114,000, which will be repaid to the Company upon the termination of such insurance policies.  The Company expensed $29,211 in connection with the payment of the premiums.  This amount also includes contributions of $9,988 toward qualified retirement plans and $5,230 of director fees paid by affiliated banks.
(8)  Includes life insurance premium payments made on behalf of Mr. Brenton in the amount of $114,000, which will be repaid to the Company upon the termination of such insurance policies.  The Company expensed $29,211 in connection with the payment of the premiums.  This amount also includes contributions of $9,957 toward qualified retirement plans and $13,190 of director fees paid by affiliated banks.
(9)  Constitutes the entire amount contributed to qualified retirement plans, on behalf of the named individual.
(10) Includes $10,844 contributed toward qualified retirement plans and $26,499 discretionary payment to adjust the total compensation among the Company's senior executive officers.

     Option Exercises and Fiscal Year-End Values - The following table sets forth information regarding the number of options exercised by the named executive officers and the year-end values of options held by such individuals pursuant to the Company's non-qualified stock option plans.



Aggregated Option/SAR Exercises in Last Fiscal Year
and December 31, 1997, Option/SAR Values
                                                             Number of Securities           Value of Unexercised
                                                            Underlying Unexercised              In the Money
                          Shares                               Options/SARs at                 Options/SARs at
                        Acquired on    Value                 December 31, 1997                December 31, 1997
           Name         Exercise #(b) Realized $  (Exercisable)/(Unexercisable)(b)(c) (Exercisable)/(Unexercisable)(c)
           ____         _____________ __________  ___________________________________  _______________________________

C. Robert Brenton
Chairman of the Board      50,820      $634,615         -0-/48,400                           -0-/$462,600

Robert L. DeMeulenaere
President and Chief        45,980      $559,807         -0-/169,400                          -0-/$1,619,000
  Executive Officer

Larry A. Mindrup
President/Chief Banking     6,600       $70,724         -0-/108,900                          -0-/$1,040,800
  Officer
Brenton Bank(a)

Phillip L. Risley
Executive Vice President/     --            --          -0-/108,900                          -0-/$1,040,800
  Chief Administrative
    Officer
Brenton Bank(a)

Norman D. Schuneman
Chief Credit Officer          --            --          36,300/60,500                        $616,300/$578,200
Brenton Bank(a)

(a)  A Subsidiary of the Parent Company
(b)  Restated for 2-for-1 stock split effective February 10, 1998 and May 1997 10% stock dividend.
(c)  The unexercisable stock options become vested only upon achievement of an aggressive net income performance vesting schedule or with continued employment through March, 2006.




     Shareholder Return Performance Presentation - Set forth on the following page is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's common stock against the cumulative total return of the NASDAQ stock market index for U.S. companies and SNL Securities' Midwestern Bank Index for the five-year period ended December 31, 1997. Total return values for the Company, NASDAQ and SNL Securities' Midwestern Bank Index were calculated based on cumulative total return values assuming reinvestment of dividends. The graph represents a $100 investment on December 31, 1992, and presents the current value, considering dividend reinvestment and current market prices. The shareholder return shown on the graph is not necessarily indicative of future performance of the Company.

Brenton Banks Inc., Total Return Performance
                                           1992   1993   1994   1995   1996   1997

Brenton Bank Inc.                          100    103    110    131    192    311
SNL Securities' Index for the NASDAQ
  Stock Market (U.S. Companies)*           100    115    112    159    195    240
SNL Securities' Midwestern Bank Index*     100    104    101    149    203    329


     Compensation Committee Report - The Compensation Committee report has been prepared by the following individuals who comprise the Compensation
Committee:  Gary M. Christensen, Chairperson; Junius C. Brenton and William
H. Brenton.

     The role of the Compensation Committee is to provide leadership by effectively and appropriately using compensation to tie the financial interests of the Company's executive officers to those of the shareholder. The goal is to achieve the Company's vision and goals and thereby maximize the return to shareholders.

     The general responsibilities of the Compensation Committee are the oversight of executive compensation for the Chief Executive Officer and other senior officers of the Company who report to the Chief Executive Officer; communicate with the full Board of Directors; and communicate with shareholders of the Company.

The specific duties of the Compensation Committee include the following:

1. Establish a total compensation philosophy and policy which fairly rewards the executives for performance benefiting shareholders and which effectively attracts and retains the executive resources necessary to successfully lead and manage the Company.
2. Determine the details of the Chief Executive Officer's total compensation.
3. Review and approve the Chief Executive Officer's salary and bonus recommendations for the other Senior Officers who report to the Chief Executive Officer.
4. Approve and administer cash incentive compensation plans and deferred compensation plans for the executives, including any modifications to such plans, and annually establish the performance objectives for the incentive plans.
5.  Approve and administer all the stock incentive plans.
6. Prepare the committee's annual report to shareholders in the proxy statement.
7. Oversee the Company's retirement and benefit programs involving significant cost; periodically review executive supplementary benefits and perquisites.
8.  Such other duties as delegated by the Board of Directors.

     The total compensation of the company's executive officers, including
C. Robert Brenton and Robert L. DeMeulenaere, is comprised of three distinct components; base salary, annual incentive bonus and long-term stock compensation. In addition to each of the foregoing, the executive officers of the Company are allowed to participate in the Company's Executive Savings Plan, Profit Sharing/401(k) Plan, Employee Stock Purchase Plan and other employee benefit programs generally available to all Company employees.

     During 1996, the Compensation Committee engaged a recognized consulting firm to review compensation programs of the Company. This engagement included a review of base pay, incentive bonus and stock compensation plans for the executive officers and senior officers of the Company. The engagement also included a general review of the compensation philosophy and compensation programs employed by the Company. The general philosophy that resulted from the consulting work was to focus on the following three items: competitive total compensation; a philosophy of pay for performance; and on tying the financial interests of the executives to those of the shareholders. As a result, compensation emphasis is shifting toward the variable components of incentive bonus and stock compensation.

     Base Salaries - The Committee's policy is to set the base salary of each of the Company's executive officers at levels that are comparable to those paid by similar sized banks and bank holding companies located in the midwestern region and throughout the United States, as documented by independent survey companies. The Compensation Committee believes that the base salaries of C. Robert Brenton and Robert L. DeMeulenaere are set at levels below average base salaries of Chief Executive Officers of other comparable bank holding companies. The base salaries of the Company's executive officers, including C. Robert Brenton and Robert L. DeMeulenaere, are not directly related to the Company's stock performance. There were no increases in base pay for executive officers in 1997, except for small adjustments made due to the elimination of company automobiles.

     Bonuses - The bonus plans utilized by the Company are designed to promote the interest of the Company by tying the Company's financial goals to each executive officer's bonus plan. For 1997, to create a unified team, all executive officers of the Company had between 50 percent and 100 percent of their bonus plan tied to the consolidated net income goals of the Company. The remaining portion of the bonus plan and the bonus plans for other officers of the Company were tied to other financial goals or personal objectives for which the officer had influence or control. A bonus performance matrix was established for each bonus area. All executive officers were eligible to earn a bonus of up to 37.5 percent of base pay. All executive officer bonus plans were subject to achieving a threshold net income level of $17,000,000 and the portion of the bonus tied to consolidated net income was 100% earned at $18,000,000.

     For 1997, C. Robert Brenton and Robert L. DeMeulenaere were eligible to receive a bonus of up to 37.5 percent of their base pay. The bonus plan was tied 100 percent to the achievement of consolidated net income. This plan was subject to a tiered earnings matrix whereby no bonus would be paid if consolidated net income was below $17,000,000 and 100 percent of bonus was earned if consolidated net income was above $18,000,000. Based on the bonus performance matrix both C. Robert Brenton and Robert L. DeMeulenaere earned 100 percent of their bonus potential.

     Long-term Stock Compensation Plan - Long-term Incentive Stock Compensation Plan - The purpose of the Company's Long-term Incentive Stock Compensation Plan was to increase the stock held by the Company's executive officers and key employees and to provide long-term incentives to participants in the Plan. The long-term incentives were designed to closely ally the interest of executive officers to the interests of the shareholders of the Company. Stock was granted under the Plan to achieve value equal to a specific multiple of the individual's base salary, with 35 percent designated as restricted stock and 65 percent as performance stock. Executive officers granted restricted and performance stock by the Board of Directors were required to remain employed by the Company through the third calendar year following the grant, in order to receive the stock without the restrictions. Performance shares vest based upon a tiered performance vesting schedule tied to the Company's average annual increase in earnings per common share for the three-year performance period. The threshold, target and maximum average annual earnings per share growth under the terms of the Plan are 7.50 percent, 10.00 to 11.99 percent, and greater than
16.00 percent, respectively; for example, none of the performance shares will be earned if the average annual earnings per share growth over the performance period is less than 7.50 percent, 100 percent will be earned if the annual average per share growth is 10.00 percent to 11.99 percent, and 150 percent will be earned if the average annual earnings per share growth is more than 16.00 percent. The maximum amount available to a participant granted performance stock is 150 percent of the performance shares granted.
 Amounts in excess of 100 percent of the stock awarded are to be paid in cash.

     During 1997, there were no additional grants of shares under this plan and no further grants are allowed. As of December 31, 1997, all outstanding grants vested and no further restricted or performance shares are still outstanding.

     Based on financial results for the three-year performance period ended December 31, 1997, the executive officers as a group had 53,591 shares of restricted stock and 99,525 shares of performance stock vest under the plan, including no shares for C. Robert Brenton and 24,867 shares for Robert L. DeMeulenaere.

     When granting both the restricted and performance stock awards under the Plan, the Board of Directors considered the position of the executive officer, the executive officer's past and anticipated future contribution to the Company's profitability and the executive officer's alliance with the interests of shareholders. The Board of Directors did not award any restricted or performance stock to C. Robert Brenton because Mr. Brenton's interests already closely allied the interests of shareholders due to his substantial stock holdings in the Company.

     Long-Term Stock Compensation Plan - 1996 Stock Option Plan - In 1996, the Company adopted the 1996 Stock Option Plan. The purpose of the Plan is to support the creation of shareholder value. The Plan aligns the interests of key employees with those of the shareholders of the Company and encourages key employees of the Company to acquire equity interests in the Company. The Plan is intended to attract, motivate and retain key employees and to tie a significant portion of their compensation to the long-term success of the Company. The Plan authorizes the granting of options on up to 1,210,000 shares of the Parent Company's $2.50 par value common stock. The options are intended to be non-qualified options under the Internal Revenue Code.

     The Board of Directors granted 1,030,920 options on September 12, 1996 and 4,840 options on November 14, 1996. The options are exercisable at the
market price on the date of grant:   $10.07 in September 1996 and $10.74 in
November 1996. During 1997, an additional 87,180 options were granted by the Board of Directors to officers and key employees at a weighted average exercise price of $13.90. The Compensation Committee and the Board of Directors considered both the total number of shares to include in the Plan as well as how shares should be allocated among employee groups. To meet the overall goals of the Company's compensation philosophy and the stock option plan, approximately 80 percent of the shares will be allocated to the executive officer group and approximately 20 percent will be allocated to other officers and key personnel. When making specific grants the Compensation Committee considers the position of the executive officer, the executive officer's past and anticipated future contribution to the Company's profitability and the executive officer's alliance with the interest of shareholders. As of December 31, 1997, 36,300 options have been forfeited. The weighted average per share exercise price of the 1,086,640 options currently outstanding is $10.38. At December 31, 1997, there were 123,360 shares still available for grant.

     To date a total of 762,300 option shares have been granted to the executive officers as a group, with 48,400 granted to C. Robert Brenton and 169,400 granted to Robert L. DeMeulenaere. The smaller amount granted to
C. Robert Brenton is in recognition of the fact that his interests are already closely allied with the interests of shareholders due to his substantial stock holdings. The amounts granted to C. Robert Brenton and Robert L. DeMeulenaere are in recognition of their past and future expected contribution and impact on the financial results of the Company.

     Under the provisions of the Stock Option Agreements granted to date, the options will vest and may be exercised upon the earlier of nine years and six months from the date of grant or upon the Company's achievement of aggressive cumulative net income goals specified in the agreement. The cumulative net income goals specified in the option agreement include performance periods beginning January 1, 1996, and continuing through December 31, 1998, 1999 and 2000. To the extent the Company's cumulative net income meets or exceeds the thresholds set forth in the Performance Vesting Schedule below, the options will become vested proportionately to the extent that the amount of cumulative net income exceeds the minimum up to the maximum level applicable to the performance period.

Performance Vesting Schedule


% Total Vested    Cumulative Net Income (in thousands) Starting 1/1/96 Through
                            12/31/98             12/31/99               12/31/00
100%                        --                   --                     $93,900
75%                         --                   --                     $89,486
67%                         --                   $70,900                $88,073
50%                         --                   $67,737                $85,071
33%                         $50,000              $64,574                --
25%                         $45,940              --                     --
0%                          --                   --                     --




     The Plan also provides for prorated vesting upon normal retirement after age 65, upon death or disability of the optionee, or in the event the Company is sold, merged, or consolidated with another company. If the optionee retires prior to age 65 without approval or leaves the Company, the options that were exercisable by the optionee will expire if not exercised within 90 days.

     Long-Term Stock Compensation Plan - 1987 Non-Qualified Stock Option Plan - The Company also maintains a 1987 Non-Qualified Stock Option Plan which permitted the Board of Directors to grant options to officers of the Company (Brenton Banks, Inc. and its subsidiaries) through May 6, 1997. There were no grants of options under this plan in 1997 and no further grants are allowed under the plan. The options were intended to be non-qualified under the Internal Revenue Code.

     The Board of Directors adopted Administrative Rules ("Rules") for the 1987 Non-Qualified Stock Option Plan. The Rules set the term of the options at 10 years and 30 days after the date of grant and provide for a ratable five (5) year vesting schedule for the options. The Rules also provide for full vesting upon normal retirement after age 60, upon the death or disability of the optionee, or in the event the Company is sold, merged, or consolidated with another company. If the optionee retires prior to age 60 without the Board of Directors' approval or is terminated by the Company, the options that were then exercisable by the optionee will expire if not exercised within 90 days.

     The Board of Directors granted 20,328 options on July 21, 1994; 36,300 options on June 28, 1990; 50,820 options on April 19, 1990; 36,300 options on September 14, 1988; and 606,210 options on July 13, 1987. The options are exercisable at the market price on the date of grant: $8.12 in July 1994, $3.91 in June 1990, $3.63 in April 1990; $2.65 in September 1988; and
$1.83 in July 1987. As of December 31, 1997, 659,208 options have been exercised and 54,450 have been forfeited. The exercise price of the 36,300 options currently outstanding is $2.65 per share. All of the outstanding options were vested and exercisable at the end of 1997.

     Split Dollar Insurance - The Company has instituted a life insurance program for the benefit of C. Robert Brenton to encourage his continued participation in the Company following his retirement and to aid him with his estate planning goals. The life insurance program provides up to $3,500,000 of life insurance coverage to C. Robert Brenton and his spouse. Pursuant to the terms of the program, the insurance policies are held in a trust created for the benefit of the named executive officer and the officer's spouse. The Company is obligated to pay $114,000 of the premiums for a period of seven (7) years. Upon the termination of the policies, the Company is repaid the premiums together with interest in excess of $300,000 on the premiums at the rate of 5.2 percent per annum. The amount of the premiums paid for 1997 was $114,000. The Company expensed $29,211 in connection with the payments made pursuant to the life insurance program. The benefits payable pursuant to the life insurance program are not related to the performance of the Company.

RESPECTFULLY SUBMITTED,

GARY M. CHRISTENSEN, WILLIAM H. BRENTON, AND JUNIUS C. BRENTON

     Director Compensation - During 1997, directors William H. Brenton, R. Dean Duben, Hubert G. Ferguson and Gary M. Christensen received directors' fees for their service on the Board of Directors and directors C. Robert Brenton, Junius C. Brenton and Robert L. DeMeulenaere did not receive directors' fees for their service on the Board of Directors. For 1997, the directors fees were $2,500 for regular Board of Directors' meetings and $500 for audit and compensation committee meetings. One-half of the fees earned by a director for regular meetings are credited toward the Director's Incentive Plan described below. During 1997, R. Dean Duben, Hubert G. Ferguson and Gary M. Christensen earned $7,250, $8,500 and $8,000, respectively, for their service as directors of the Company. Additionally, Hubert G. Ferguson received $3,750 of consulting fees from Brenton Investments, Inc. R. Dean Duben also earned $1,800 for services as a director of certain of the Company's affiliated banks. Junius C. Brenton earned $1,500 for services as a director of certain of the Company's affiliated banks and $500 for committee meetings. William H. Brenton earned $10,200 for services as director of the Company and $8,050 for services as a director of certain of the Company's affiliated banks.

     William H. Brenton and Junius C. Brenton participate in the Company's split dollar life insurance program. The plan is designed to encourage their continued participation in the Company following their retirement and to aid them with their estate planning goals. The life insurance program provides up to $3,500,000 and $2,000,000 of life insurance coverage to William H. Brenton and Junius C. Brenton and their spouses, respectively. Pursuant to the terms of the program, the insurance policies are held in a trust created for the benefit of the named Director and their spouse. The Company is obligated to pay $114,000 of the premiums for a period of seven
(7) years for William H. Brenton and $48,314 of the premiums for a period of seven (7) years for Junius C. Brenton. Upon the termination of the policies, the Company is repaid the premiums together with interest in excess of $300,000 and $150,000 for William H. Brenton and Junius C. Brenton, respectively, on the premiums at the rate of 5.2 percent per annum. The amount of the premiums paid for 1997 was $114,000 for William
H. Brenton and $48,314 for Junius C. Brenton. The Company expensed $35,401 in connection with the payments.

     In the third quarter of 1995, the Company adopted the Directors' Incentive Plan to attract, retain and compensate directors of the Company.
 The Plan is a non-qualified phantom stock deferred compensation plan and is administered by the Board of Directors. Pursuant to the plan's provisions, one-half of the directors' fees payable to directors for regular Board of Directors meetings are credited toward the Plan. Participants are awarded common stock share credits to a special ledger account maintained by the Company. Within six months following the participant no longer being a director of the Company, the Company will pay to the participant the value of the share credits, which are equated to the fair market value of the Company's common stock (assuming the reinvestment of dividends). During 1997, the values of the credits awarded to William
H. Brenton, Mr. Duben, Mr. Ferguson and Mr. Christensen were $13,378, $13,191, $19,479 and $16,633, respectively.

     Agreements with Executive Officers - The Company entered into an agreement with Robert L. DeMeulenaere which provides him certain benefits upon a change in control of the Company. A change in control occurs when there is a transfer of substantially all of the Company's assets, when the stockholders of the Company immediately preceding an event or transaction control less than a majority of the voting power of the Company immediately following the event or transaction, or when the Brenton family and their affiliates together, are no longer the largest shareholder of the Company. Pursuant to the terms of this contract, Mr. DeMeulenaere may receive up to $500,000 if there is a change in control of the Company and he is terminated or there is a substantial change in his duties within three years following a change in control. In the event of a change in control where his employment is not terminated, his base salary for the three years following the change in control shall not be less than the amount immediately prior to the change in control.
The maximum benefit payable to Mr. DeMeulenaere is limited to the lessor of the amount deductible under the Internal Revenue Code Section 280G or the amounts set forth above. The benefits payable to Mr. DeMeulenaere are subject to certain phase-out adjustments beginning one year following the change in control.


II.  APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP as independent auditors for the Company for the year 1998. Such selection is being submitted to the stockholders for approval. KPMG Peat Marwick LLP has served for many years as the independent auditors for the Company, including 1997, and was approved by the stockholders at the last Annual Meeting of the Stockholders. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting, will be given an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.


III.  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than the approval of minutes and those mentioned above. However, if any other matters properly come before the meeting or any adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.


SUBMISSION OF SHAREHOLDER PROPOSALS

     In accordance with the Parent Company's Bylaws, any stockholder proposal for action at the Annual Meeting, including nominations for the Board of Directors, must be submitted in writing to the Secretary of the Parent Company at least five days prior to the date of the Annual Meeting to be considered and voted upon at the meeting.


INCLUSION OF SHAREHOLDER PROPOSALS IN PROXY STATEMENT

     Any stockholder may present a proposal for inclusion in the Parent Company's proxy statement for the next Annual Meeting of the Stockholders to be held on May 5, 1999, provided that at the time the proposal is submitted the proponent is a record or beneficial owner of at least 1 percent or $1,000 in market value of shares entitled to be voted at the meeting on a proposal and has held the shares for at least one year, and provided that the proponent shall continue to own the shares through the date of the meeting, May 5, 1999. The proponent shall notify Brenton Banks, Inc. in writing of his or her intention to appear personally at the meeting to present his or her proposal for action. Any proposal must be received by Brenton Banks, Inc. no later than January 5, 1999, in order to be included in the proxy statement of Brenton Banks, Inc. for the May 5, 1999, meeting.

S.E.C. FORM 10-K AVAILABLE.

     COPIES OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-K REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES, WILL BE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST ADDRESSED TO STEVEN T. SCHULER, SECRETARY, BRENTON BANKS, INC., P.O. BOX 961, DES MOINES, IOWA 50304-0961. IT IS ALSO AVAILABLE ON THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEB SITE AT HTTP://WWW.SEC.GOV/CGI-BIN/SRCH-EDGAR.

     The cost of soliciting proxies will be borne by Brenton Banks, Inc.
In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of Brenton Banks, Inc. or its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies by telephone, personal interview or other means. Brenton Banks, Inc. will, upon request, reimburse nominees, custodians and fiduciaries for expenses in forwarding proxy material to their principals.

     Only stockholders of record at the close of business on March 13, 1998, will be entitled to notice of and to vote at the meeting. Stockholders are urged to sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it as promptly as possible. Proxies will be voted for or against the proposals presented at the meeting, in accordance with the stockholder's specifications marked thereon. If no specification is made, proxies will be voted on matters presented at the meeting in accordance with the recommendations of the Board of Directors set forth above in this Proxy Statement. The proxy does not affect the right to vote in person at the meeting, and may be revoked by appropriate notice to the Secretary of the Parent Company at any time prior to the voting.


By order of the Board of Directors,




Steven T. Schuler
Secretary

PROXY     BRENTON BANKS, INC.     PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON MAY 20, 1998, WEST DES MOINES, IOWA.

The undersigned hereby appoints William H. Brenton, C. Robert Brenton and Junius C. Brenton, and each of them, with full powers of substitution, attorney and proxy to represent the undersigned at the Annual Meeting of Stockholders of Brenton Banks, Inc., to be held at the West Des Moines Marriott Hotel, West Des Moines, Iowa, at 5:00 p.m., on May 20, 1998, and at any adjournments thereof, and to vote the shares of Brenton Banks, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if he, she or they were personally present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE LISTED ON THE REVERSE SIDE IN PROPOSAL 1, AND FOR THE APPROVAL OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS IN PROPOSAL 2.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE OR IF AUTHORITY TO VOTE FOR NOMINEES IS NOT WITHHELD, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE IN PROPOSAL 1, AND FOR PROPOSAL 2.

PLEASE MARK, AND SIGN ON REVERSE SIDE, DATE AND RETURN IN THE ENCLOSED
ENVELOPE.

Will you attend this meeting in person? [ ] Yes [ ] No If yes, there will be _____ person(s) attending.

(Continued and to be signed on the reverse side.)

BRENTON BANKS, INC.
Please mark vote in oval in the following manner using dark ink only. [ ]

1. Election of Directors -
Nominees: William H. Brenton, C. Robert Brenton, Junius C. Brenton, Robert
L. DeMeulenaere, and Gary M. Christensen, and Robert J. Currey.

[ ] For   [ ] Withhold  [ ] For All
    All         All         Except nominee(s) written in below
                            ____________________________________________

2. Proposal to approve KPMG Peat Marwick LLP, Des Moines, Iowa, as independent auditors for the Company for 1998.

[ ] For   [ ] Against   [ ] Abstain

3. Upon the approval of minutes and such other matters as may properly come before the meeting, in such a manner as he or they determine to be in the best interest of the Company. The Board of Directors is not presently aware of any other matters to be presented for action at the meeting.


Dated _______________________, 1998


(Signatures)___________________________________

_______________________________________________
Joint owners must both sign exactly as shown hereon. Please sign and return each proxy card you receive. If you are an administrator or other fiduciary, please give your full title. Corporations should sign the full corporation name by an authorized officer. A partnership should sign in the partnership name by one of the partners.


FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
USING THE ENCLOSED ENVELOPE.